Exhibit 10.27

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT made as of June 1, 2000, by and between Remington Products Company L.L.C., a Delaware limited liability company (the "Company") and Wilan van den Berg, residing in the U.K. ("Executive"). This agreement supersedes and replaces the previous employment agreement ("Previous Agreement") between the Company and the Executive dated 21 September 1998.

                                   WITNESSETH:

     WHEREAS, the Company desires to retain Executive to serve it in the capacity of Executive Vice President International and to perform services on its behalf in said position;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contain, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Employment

     The Company agrees to cause Remington Consumer Products Ltd ("Remington UK"), its wholly owned UK subsidiary, to employ Executive and Executive agrees to serve Remington UK and the Company on the terms and conditions set forth herein.

2.       Term

     This Agreement shall be for a period of one year and shall be automatically renewed for successive periods of one year unless Executive gives notice to the Company at least 30 days prior to the expiration of the initial term or any renewal term.

3.       Position and Duties

     a. Executive shall serve as Executive Vice President International of the Company and shall perform such duties normally associated with such position, as well as such duties and services as may be reasonably prescribed from time to time by the President of the Company. Executive shall perform such duties to the best of his ability and in a diligent and proper manner.

     b. Except during vacations and period of illness, Executive shall, during the term of this Agreement, devote all of his business time and attention to the performance of services for the Company, Remington U.K. and Remington's other International operations. The Executive shall cooperate reasonably in any sale of the Company, IPO or similar transaction.



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4.        Compensation and Related Matters

     a. Salary. During the period of Executive's employment hereunder, Remington UK shall pay to Executive an annual base salary in UK pounds equal to US $275,000, as of the first day of this agreement, payable in accordance with the normal payroll practices of Remington UK. It is understood and agreed that the foregoing salary shall be allocated as follows: 30% to Executive's duties with respect to the UK operation, 50% to Executive's duties with respect to the other international operations and 20% to Executive's duties with respect to the Company.

     b. Welfare and Retirement Benefits. Executive shall be entitled to continue to participate in all of Remington UK's employee pension plans, welfare benefit plans, including medical and group insurance plans, or other welfare or retirement benefits or arrangements, which the Executive joined as part of the previous agreement, and in which executive officers of Remington UK are entitled generally to participate, on the same basis as other executive employees. Furthermore, the Executive shall continue to participate in Remington UK's defined benefit pension plan, which he joined under the previous agreement.

          To the extent that existing U.K. schemes did not fully provide the same benefits as in place for other executive officers of Remington U.K., additional schemes were put in place under the previous agreement in order to ensure the same benefits were made available to the Executive. Participation in these schemes will continue under this agreement.

c.       Bonus/Incentive Compensation

     i. The Executive shall be included in the Company's bonus plan for the fiscal year that commenced on January 1, 2000 with a target bonus of 60% of annual base salary. The amount of the actual bonus, including when paid, etc., will be in accordance with all of the provisions of the bonus program as announced to all executive employees. The Executive shall be included in the Company's bonus plan in each subsequent fiscal year during the term of the Agreement in accordance with the terms of each such bonus plan.
     ii. In addition the Executive will receive each year an expatriate allowance of $50,000 payable in February. For the first year the payment will be pro-rata the length of service in 2000 covered by this agreement. This allowance will not be included for the purpose of calculating pension or severance.
     iii. The Executive shall participate in the Company's Phantom Equity Program by having allocated to him 0.5% pursuant to the terms of the Time Based Phantom Equity Agreement, 0.4% pursuant to the terms of the Performance Based Phantom Equity Agreement and 0.1% pursuant to the terms of the Super Performance Based Phantom Equity Agreement. A copy of each such agreement is attached hereto as Exhibits A, B and C.

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


     d. Business Expenses Executive shall be shall be reimbursed from Remington UK for all reasonable and necessary business related expenses incurred by Executive in performing services hereunder; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Remington UK from time to time.

     e. Automobile Remington UK shall, as covered by previous agreement, provide Executive with an automobile of quality in keeping with the position of Executive Vice President. Expenses associated with the automobile will be paid for in line with current policies and practices applicable to all senior executive of Remington UK.

     5. Termination Executive's employment hereunder may be terminated under the following circumstances:

     a. Death. Executive's employment shall automatically terminate upon his death.

     b. Disability. If Executive is unable to timely and regularly perform his duties hereunder due to physical or mental illness, injury or incapacity, as determined by the President of the Company in good faith, based on medical evidence acceptable to him (a "Disability") and such Disability continues for a period of six consecutive months, them notwithstanding anything to the contrary contained in this Agreement, the Company may terminate Executive's employment hereunder. A return to work for less than thirty consecutive days during any period of Disability shall not be deemed to interrupt the running of (and shall be included in) the aforementioned six-month period.

     c. Cause. Executive's employment hereunder may be terminated at any time for cause. For purposes of this Agreement, "Cause" shall mean a termination of employment of the Executive by the Company or any subsidiary due to (i) the commission by Executive of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its subsidiaries which results in financial loss to the Company or any of its subsidiaries), (ii) the commission by Executive of a felony, (iii) Executive's willful misconduct as an employee of the Company or any of its subsidiaries which is reasonably likely to result in material injury or financial loss to the Company or any of its subsidiaries,
          (iv) Executive's willful failure to render services to the Company or any of its subsidiaries in accordance with Executive's employment which failure amounts to a material neglect of Executive's duties to the Company or any of its subsidiaries, or (v) a willful material breach by Executive of the covenants in the last sentence of Section 3(a), Section 3(b) and Sections 8 and 9 hereof.

     d. Termination Without Cause. The Company may at any time terminate the Executive for any reason and, except for the amounts payable pursuant to Section 6 hereof, Executive shall have no claim against the Company under this Agreement or otherwise by reason of such termination.

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


6.       Compensation Upon Termination

     a.   If  Executive's  employment is  terminated by the Company  pursuant to
          Section 5(d), then Executive shall be entitled to receive the Severance Benefit during the Severance Term in lieu of any further salary and other payments to Executive for periods subsequent to the date of termination. Any bonus or other incentive compensation payments to Executive for periods subsequent to the date of termination shall be pursuant to and in accordance with the terms of the applicable bonus or incentive plan; provided, however, that if the termination occurs at any time during 1999, Executive shall receive the guaranteed minimum specified in Section 4(c)(i) or the amount payable in accordance with the terms of the applicable bonus plan, whichever is greater. During the Severance Term, Executive shall be entitled to participate in all Company benefit plans to the extent that Executive participated therein on the date of termination, to the extent the Company's plans permit.

     b. If Executive's employment terminates for any reason other than pursuant to Section 5(d), Executive's compensation and benefits shall cease upon the date of such termination.

     c. If the Company elects not to renew this Agreement after any twelve month period, the Executive shall be entitled to receive the Severance Benefit during the Severance Term in lieu of any other payments to Executive for the period subsequent to the date of the expiration of this Agreement. . Any bonus or other incentive compensation payments to Executive for periods subsequent to the date of termination shall be pursuant to and in accordance with the terms of the applicable bonus or incentive plan. During the Severance Term, Executive shall be entitled to participate in all Company benefit plans to the extent that Executive participated therein on the date of termination, to the extent the Company's plans permit.

     d.   For purposes of this Agreement, "Severance Term" shall mean the twelve
          (12) month period commencing on the effective date of the termination. "Severance Benefit" shall mean the salary that would have been payable from the effective date of termination through the end of the Severance Term based upon the base salary in effect on the effective date of termination.

     e. The Severance Benefit shall be paid during the Severance Term in the same manner and on the same dates that the salary would have been payable had Executive not been terminated.

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


     f. Executive understands and agrees that the Severance Benefit shall be reduced (i) by any sums payable to Executive pursuant to any severance or termination pay program maintained by the Company, Remington UK or required by law and (ii) by an amount equal to 75% of any compensation earned by Executive during the Severance Terms.

7.       Taxes

     Remington UK shall deduct from all amounts payable under this Agreement all taxes required by law to be withheld with respect to such payments.

8.       Confidentiality

     Executive acknowledges that the information, observations and data obtained by him while employed under the terms of this Agreement concerning the business or affairs of the Company and its subsidiaries which are not available to the public, customers, suppliers and competitors of the Company and its subsidiaries which are in the nature of trade secrets, are proprietary or the disclosure of which could reasonably be expected to cause a financial loss to the Company, or otherwise have a material adverse effect on the Company ("Confidential Information") are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters have become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relation to the Confidential Information, work product or the business of the Company or any of its subsidiaries which he may then possess or have under his control.

9.       Non-Compete, Non-Solicitation

     a. Executive agrees that during the time he is employed by the Company and during the Severance Term, he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business that competes anywhere with the business which is competitive with the Business (as defined herein) of the Company or its subsidiaries, or take any action inconsistent with the Executive's fiduciary relationship as an officer or employee of the Company. "Business" means the sale and distribution of consumer products which constitutes more than 5% of the Company's revenues during any of the last three fiscal years of Executive's employment or such shorter period, if applicable. Nothing herein shall prohibit Executive from owning not more than 5% of the outstanding stock of any class of a company which is publicly traded, so long as Executive has no active participation in the business of such company.


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     b.   Executive shall not directly or indirectly  through another entity (i)
          induce or attempt to induce any Senior Executive of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or its subsidiaries and any Senior Executive thereof, (ii) hire any person who was a Senior Executive of the Company or its subsidiaries at any time during Executive's employment with the Company until the first anniversary of the termination of Executive's employment, or(iii) for a one year period after the termination of employment, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries. "Senior Executive" shall mean any employee of the Company or any subsidiary with significant managerial responsibility over material areas of the business of the Company or such subsidiary, including, but not limited to, financial, marketing, sales, distribution or manufacturing.

     c. If, at the time of enforcement of this Section 9, a court or arbitrator shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

     d. In the event of the breach or a threatened breach by Executive, of any of the provisions of Section 10 or this Section 11, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

10.      SUCCESSORS; BINDING AGREEMENT

     a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, any corporation acquiring directly or indirectly all or substantially all of the membership Units, business or assets of the Company, whether by merger, restructuring, reorganization, consolidation, sale or otherwise (and such successor shall thereafter be deemed the (Company) for the purposes of this Agreement). Each of the Company's subsidiaries are hereby acknowledged to be third-party beneficiaries with respect to the provisions of Sections 10 and 11 hereof and shall be entitled to enforce such provisions as if they were parties hereto.


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     b.   This  Agreement and all rights of Executive  hereunder  shall inure to the benefit of and be  enforceable  by  Executive's  personal or legal
          representatives,   executors,   administrators,   successors,   heirs,
          distributees, devisees and legatees. If Executive should die while any amounts would be still payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

11.      NOTICE

     For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:
                  ---------------

                  Chasefield House
                  Old Avenue
                  Weybridge
                  Surrey
                  U.K.

                  If to the Company:
                  -----------------

                  Remington Products Company
                  60 Main Street
                  Bridgeport, Connecticut 06604
                  Attention: General Counsel

     or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.      SURVIVORSHIP

     The respective rights and obligations of the parties hereunder, including the rights and obligations set forth in Sections 6, 7, 8, 9, 10 and 11 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In addition, the terms of this Agreement shall continue in effect as provided in
Section 6(g).


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13.      MISCELLANEOUS

     a. The parties hereto agree that this Agreement contains the entire understanding and agreement between the, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of Executive, and that the provisions of this Agreement may not be modified, waives or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretations, construction and performance of this
          Agreement shall be governed by the laws of the State of Connecticut without giving effect to the conflict of laws principles thereof.

     b. Service by the Executive under the previous agreement shall be added when calculating the Executive's entitlement to any benefits which are affected by service criteria.

     c. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

     d. Executive agrees to execute such further agreements and documents, if necessary, which may be required under or pursuant to the laws of the United Kingdom in connection with his employment; provided, however that such agreements shall under no circumstance reduce any benefit to be provided to Executive hereunder.

     e. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REMINGTON PRODUCTS COMPANY, L.L.C.


By: ________________________________        By:___________________________
Jeffrey H. Tepperman                        Wilan van den Berg